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                                                                   EXHIBIT 12.01




          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (AMOUNTS IN THOUSANDS)



EARNINGS:

Earnings before income taxes                                     $ 194,313
Earnings of less than 50%-owned associated companies, net             (487)
Interest expense                                                    39,411
Portion of rents representative of an interest factor                2,807
                                                                 ---------

     ADJUSTED EARNINGS AND FIXED CHARGES                         $ 236,044
                                                                 =========

FIXED CHARGES:

Interest Expense                                                 $  39,411
Capitalized interest                                                   834
Portion of rents representative of an interest factor                2,807
                                                                 ---------

     TOTAL FIXED CHARGES                                         $  43,052
                                                                 =========
RATIO OF EARNINGS TO FIXED CHARGES                                    5.48
                                                                 =========